Exhibit 3.1

AMENDMENT NO.1

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B PREFERRED STOCK

OF

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

This Amendment No.1 (this “Amendment No.1”) to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock (the “Series B COD”) of Faraday Future Intelligent Electric Inc. (the “Company”), dated as of April 3, 2025, as corrected by certain Certificate of Correction to the COD (the “Certificate of Correction” and together with the Series B COD, the “Certificate”), dated as of April 9, 2025, is entered into by the Company as of July 25, 2025.

Recitals

WHEREAS, on April 3, 2025, the Company filed Series B COD of the Company with the Secretary of State of the State of Delaware (the “Delaware SOS”);

WHEREAS, on April 9, 2025, the Company filed a Certificate of Correction with the Delaware SOS, to correct an inaccuracy due to a clerical error; and

WHEREAS, the Company wishes to make this Amendment No.1 to amend certain provisions of the Certificate as set forth herein.

WHEREAS, on August 21, 2025, a majority of the stockholders holding shares of the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) of the Company, approved, by written consent, the filing by the Company of this Amendment No.1 with the Delaware SOS.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

1.	Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Certificate.

2.	Amendments.

(i)	Section 1 of the Certificate is hereby deleted and replaced in its entirety with the following:

Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock, and the number of shares so designated shall be twelve million (12,000,000). The shares of Series B Preferred Stock shall have a par value of $0.0001 per share and will be uncertificated and represented in book-entry form.

(ii)	Section 4 of the Certificate is hereby deleted and replaced in its entirety with the following:

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company (a “Liquidation”), whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holders of Series B Preferred Stock shall be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a)(i) the aggregate outstanding Principal (as defined in the Notes) amount of such holder’s Notes minus (ii) the amount received by such holder from the Company pursuant to such holder’s Notes in connection with such Liquidation divided by (b) the number of shares of Series B Preferred Stock held by such holder at the time of such Liquidation. As used herein, “Notes” shall mean (A) the unsecured senior unsecured convertible notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of March 21, 2025, by and among the Company and the purchasers party thereto; and (B) the senior unsecured convertible notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of July 14, 2025, by and among the Company and the purchasers party thereto.

3.	No Other Amendment. Except for the matters set forth in this Amendment No. 1, all other terms of the Certificate and the shares of Series B Preferred Stock shall remain unchanged and in full force and effect.

In Witness Whereof, the Company has caused this Amendment No.1 to the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 21st day of August, 2025.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Koti Meka
Koti Meka
Chief Financial Officer